Exhibit 99.1

Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

CARDICA ANNOUNCES FISCAL 2012 FIRST QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – October 27, 2011 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal first quarter ended September 30, 2011. Cardica's management will host a conference call at 4:30 p.m. Eastern Time today to discuss the financial results and provide an update on the company's business.

“With the recent addition to our leadership team of Dr. Swanstrom, a world-renowned key opinion leader in laparoscopic surgery, and Chris Littel, a sales and marketing executive with extensive experience leading Ethicon-Endo Surgery’s endoscopy marketing group, we believe we are well positioned for a selective commercial launch of our planned MicroCutter™ product line in Europe,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “Our MicroCutter XPRESS™ 30 has now been used in approximately 20 procedures at two European centers, with no adverse events, and we expect usage in Europe to increase over the next several months.”

“Product sales from our cardiac surgery business in the United States were negatively affected by the summer months, when we often experience a slow-down, as well as staffing changes in our sales organization,” continued Dr. Hausen. “We expect that once we return to our full number of direct sales representatives, cardiac surgery product sales will begin to increase again to approximately $1 million per quarter.”

Recent Highlights and Accomplishments
·	European physicians performed approximately 20 laparoscopic surgical procedures with the MicroCutter XPRESS 30;
·
Appointed Lee Swanstrom, M.D., F.A.C.S., as medical director of Cardica, to assist in developing its clinical and launch strategy for its MicroCutter product line and train surgeons around the world on the use and benefits of the MicroCutter XPRESS 30;

·	Appointed Christopher Littel as vice president, sales and marketing, responsible for all aspects of sales and marketing strategy for all Cardica products;
·	Signed a distribution agreement with Century Medical for Cardica's planned MicroCutter product line in Japan;
·	Received an up to $4 million loan commitment from Century Medical in exchange for distribution rights;
·	Achieved the first MicroCutter milestone under our distribution agreement and loan commitment with Century Medical, allowing us to draw the first $2 million under the loan commitment;
·	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 25,000 units, with 980 units shipped in the fiscal 2012 first quarter; and
·	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 12,400 units, with 275 units shipped in the fiscal 2012 first quarter.

Fiscal 2012 First Quarter Ended September 30, 2011 Financial Results
Total product sales were approximately $0.8 million for the fiscal 2012 first quarter compared to $1.0 million for the same period of fiscal 2011. License and development revenue was $84,000 in the fiscal 2012 first quarter compared to $9.0 million in the fiscal 2011 first quarter. License and development revenue for both fiscal 2011 and fiscal 2012 was related to the August 2010 license agreement with Intuitive Surgical. Total net revenue was approximately $0.9 million for the fiscal 2012 first quarter compared to $10.0 million for the fiscal 2011 first quarter. Cost of product sales was approximately $0.8 million for the fiscal 2012 first quarter compared to $0.9 million for the fiscal 2011 first quarter.

Research and development expenses were approximately $1.6 million for the fiscal 2012 first quarter compared to $1.4 million for the fiscal 2011 first quarter. Selling, general and administrative expenses were approximately $1.5 million for both the fiscal 2012 and fiscal 2011 first quarters.

The net loss for the fiscal 2012 first quarter was approximately $3.0 million, or $0.11 per diluted share, compared with net income of approximately $6.2 million, or $0.24 per diluted share, for the fiscal 2011 first quarter.

Cash and short term investments at September 30, 2011 were approximately $9.1 million compared with $9.3 million at June 30, 2011. As of September 30, 2011, there were approximately 27 million shares of common stock outstanding.

Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-831-6291 from the United States and Canada or 617-213-8860 internationally. The conference ID is 96670766. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through November 4, 2011, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 93254023.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 37,000 units throughout the world. In addition, Cardica is developing the Cardica MicroCutter XPRESS™ 30, a true multi-fire laparoscopic stapling device designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements
This press release contains "forward-looking" statements, including all statements regarding the continued development, regulatory approval and anticipated increased usage and commercial launch of products in Cardica’s proposed MicroCutter product line, including the Cardica MicroCutter XPRESS 30, as well as Cardica’s expectations regarding future sales of its cardiac products. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “believe,” “expect” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica's results to differ materially from those indicated by these forward-looking statements, including that Cardica may not be successful in its efforts to complete the development and commercial launch of the Cardica MicroCutter product line on Cardica’s anticipated timeframe; that Cardica's current and any future products may never gain any significant degree of market acceptance; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica's intellectual property rights may not provide adequate protection; that Cardica's sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that general business and economic conditions may impair Cardica's ability to market and develop products, as well as other risks detailed from time to time in Cardica's reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica's reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended September 30,
	2011	2010
	(unaudited)
Revenue
Product sales, net	$767	$995
License and development revenue	84	9,025
Royalty revenue	19	22
Total	870	10,042

Operating costs and expenses
Cost of product sales	827	944
Research and development	1,557	1,375
Selling, general and administrative	1,541	1,495
Total operating costs and expenses	3,925	3,814

Income (loss) from operations	(3,055)	6,228
Interest and other income	-	8
Interest expense	-	(13)

Net income (loss)	$(3,055)	$6,223

Basic net income (loss) per share	$(0.11)	$0.25

Diluted net income (loss) per share	$(0.11)	$0.24

Shares used in computing net income (loss) per share
Basic	26,806	24,623
Diluted	26,806	26,000

Balance Sheets
(amounts in thousands)

	September 30, 2011	June 30, 2011
	(unaudited)
Assets
Cash and cash equivalents	$9,074	$9,325
Accounts receivable	262	327
Inventories	778	840
Other assets	1,664	978
Total assets	$11,778	$11,470

Liabilities and stockholders' equity
Accounts payable and other liabilities	$1,903	$1,494
Deferred revenue	1,031	1,114
Long term debt	2,000	-
Stockholders' equity	6,844	8,862
Total liabilities and stockholders' equity	$11,778	$11,470

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